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                                                                  Exhibit 21

                                    SUBSIDIARIES

     The subsidiaries of the Company as of October 31, 1997 are as follows:

                                                         Jurisdiction of
Name of Subsidiary                                       Incorporation
------------------                                       ----------------
Armtec Defense Products Co.                               Delaware

Auxitrol Co.                                              Delaware

Equipment Sales Co.                                       Connecticut

Excellon Automation Co.                                   California
     Tulon Co.                                            California
     Excellon U.K.                                        California
     Excellon Europa GmbH                                 Germany
     Amtech Automated Manufacturing Technology, Inc.      Utah

Federal Products Co.                                      Delaware
     Federal Products U.K. Ltd.                           Delaware

Hytek Finishes Co.                                        Delaware

Korry Electronics Co.                                     Delaware

Mason Electric Co.                                        Delaware

Midcon Cables Co.                                         Delaware

TA Mfg. Co.                                               California

W.A. Whitney Co.                                          Illinois

Auxitrol Technologies S.A.                                France
     Auxitrol S.A.                                        France
     Auxitrol International                               France
     Auxitrol Industries                                  France

     The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 31, 1997.